EXHBIT 10.31

Developing Classic
New Communities

February 28, 2018

Paul J. Borden
1903 Wright Place
Suite 220
Carlsbad, California 92008

Dear Paul,

On behalf of our Board of Directors, I am pleased to offer you the officer position of Vice Chairman of HomeFed Corporation (“HomeFed”) effective February 28, 2018. As Vice Chairman, you shall have the authority and responsibilities normally associated with such officer position and such additional authority and responsibilities as may be assigned to you from time to time by the Board of Directors of HomeFed. This agreement will govern the terms of our relationship through December 31, 2019 (the “Term”).

I.    Compensation.

A.	During the Term of this agreement, you will continue to receive an annual salary of $398,585.

B.	For fiscal years 2018 and 2019, you may receive a bonus determined by the Compensation Committee of the Board of Directors of HomeFed in its sole and absolute discretion.

C.
HomeFed will continue to reimburse you for the cost of your apartment located in San Diego (or such future residence as agreed to by HomeFed) and the cost of utilities associated with such through October 31, 2018. After October 31, 2018, HomeFed will no longer reimburse you for such costs.

D.
In addition, you will continue to retain business and personal use of the 2014 Audi in your possession (or such replacement vehicle as determined between you and HomeFed) through December 31, 2019. HomeFed will continue to pay for the maintenance, fuel, insurance and other operating costs of the vehicle through December 31, 2019. After December 31, 2019, HomeFed will no longer provide you a vehicle or pay for such operating costs.

E.
HomeFed also agrees to pay or reimburse you for your travels to and from your primary residence in New Jersey in accordance with past practices through December 31, 2018. After December 31, 2018, any such travel will only be reimbursed by HomeFed if such travel is at the request of HomeFed and otherwise meets the requirements of Subsection F of this Section I.

F.	During the Term, HomeFed will reimburse you for ordinary business travel expenses incurred by you while conducting business on behalf and at the request of HomeFed.

G.
You and HomeFed agree that the value of certain of the benefits listed in Subsections C, D and E of this Section I will be attributable to you as income under applicable federal and state tax laws (“Deemed Income”). HomeFed agrees that, for calendar years 2018 and 2019, in addition to any bonus otherwise payable to you pursuant to Subsection I.B. above, to pay you a bonus in an amount that, after deducting taxes on such additional bonus, will equal the amount of the taxes due by you on such Deemed Income.

H.
The options and restricted stock units previously granted to you shall remain subject to their existing terms; provided however, HomeFed will recommend to the Board of Directors that your right to exercise your employee option to purchase 15,000 shares of HomeFed common stock be accelerated to become immediately exercisable and that the expiration date remain at August 4, 2022.

II.    Termination.

This agreement may be terminated by you or HomeFed at any time with or without Cause (as defined in Exhibit A). If HomeFed terminates this agreement without Cause prior to the end of the Term, you will continue to receive the following amounts: (i) annual salary pursuant to Subsection A of Section I through the end of the Term; (ii) apartment costs pursuant to Subsection C of Section I through October 31, 2018; (iii) automobile costs pursuant to Subsection D of Section I through December 31, 2019; (iv) travel costs pursuant to Subsection E of Section I through the date of termination and (v) tax gross up bonus pursuant to Subsection G of Section I for calendar years 2018 and 2019. If you resign or otherwise terminate this agreement for any reason prior to the end of the Term, or if HomeFed terminates this agreement for Cause, HomeFed will have no obligation to pay you any of the amounts pursuant to Section I beyond the date of such resignation or termination of this agreement.

III.    Other Matters.

A.	Your employment will continue to be subject to HomeFed’s policies, which may be amended from time to time. As a condition of your employment, you must review and comply with all of HomeFed’s policies.

B.
This agreement constitutes the entire agreement between you and HomeFed with respect to the subject matters in this agreement, and supersedes all prior or contemporaneous negotiations, promises, agreements and representations, all of which have become merged and integrated into this agreement. The provisions in this agreement are severable. Any provisions in this agreement held to be unenforceable or invalid in any jurisdiction shall not affect the enforceability of the remaining provisions. In addition, any provision of this agreement held to be excessively broad as to degree, duration, geographical scope, activity or subject, shall be construed by limiting and reducing it to be enforceable to the extent compatible with the applicable law.

C.
This agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its principles or rules of conflicts of laws, to the extent that such principles or rules would require or permit the application of the law of another jurisdiction. You hereby consent to an arbitration proceeding with respect to matters related to your employment or this agreement in the Borough of Manhattan in the State of New York, or if the parties are permitted to bring such action in a state or federal court, then you hereby consent to the personal jurisdiction of the state and federal courts sitting in the City and State of New York with respect to matters related to your employment or this agreement, and agree that any action with respect thereto shall be brought in such courts.

D.	HomeFed’s rights under this agreement shall inure to the benefit of HomeFed’s successors and assigns. This agreement is not assignable by you.

If the above terms are acceptable to you, I request that you signify your acceptance of the terms of this agreement by signing, dating and returning to me.

Sincerely,

/s/ Joseph S. Steinberg
______________________
Joseph S. Steinberg
Chairman

Agreed and Accepted:

/s/ Paul J. Borden

_______________________________                Dated: February 28, 2018
Paul J. Borden

Exhibit A

Definition of Cause

“Cause” shall mean your:

(A)	material breach of any written agreement between you and HomeFed, its subsidiaries or affiliates;

(B)	violation of any policy or procedure of HomeFed that could result in harm to HomeFed, its employees or its or their reputation;

(C)	violation of any HomeFed policy against discrimination or harassment;

(D)
violation of any federal, state, local, or foreign securities law, rule, or regulation or any rule or regulation of any securities exchange or association or other regulatory or self-regulatory body or agency;

(E)	arrest for, conviction of, or plea of guilty or nolo contendere to, a crime that could result in harm to HomeFed, its employees or its or their reputation;

(F)	engaging in criminal, illegal, dishonest, immoral, or unethical conduct related to your employment at HomeFed;

(G)	engaging in any act constituting a breach of fiduciary duty, gross negligence, or willful misconduct in connection with your employment; or

(H)
refusal or failure to comply with any of the reasonable directions of or procedures established by the Board of Directors of HomeFed, a Committee of the Board of Directors of HomeFed or your supervisor (unless such directions would result in the commission of an act that is illegal or unethical).